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                                                                   EXHIBIT 23.03


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-94939 of Flextronics International, Ltd. on Form S-4 of our report dated January 28, 1999 (February 8, 1999 as to the redemption of convertible subordinated notes described in Note 6 and September 8, 1999 as to Note 15), which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 15, and of our report dated January 28, 1999 relating to the financial statement schedules, included and incorporated by reference in the Annual Report on Form 10-K/A of the DII Group, Inc. for the year ended January 3, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

DELOITTE & TOUCHE LLP

Denver, Colorado
February 25, 2000